April 30, 2000



Mrs. Sue Dignan
Northwest Bank Minnesota, NA
Corporate Trust Services
Sixth & Marquette, Mail Station 0070
Minneapolis, MN 55479-0070

Dear Mrs. Dignan:

Reference is made to Section 4.10 of the Sale and Servicing Agreement (the "Agreement"), related to PeopleFirst.com Auto Receivables Owner Trust 1999-1, dated as of November 1, 1999, between PeopleFirst Finance, LLC, a California limited liability company (as "Seller and Servicer"), PeopleFirst.com Auto Receivables Owner Trust 1999-1 (as "Issuer"), PF Funding II, LLC (as "Transferor"), Prudential Securities Secured Financing Corporation (as "Depositor") and Norwest Bank Minnesota, NA (as "Indenture Trustee", "Backup Servicer" and "SCustodian"). Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Agreement.

The undersigned, Chief Financial Officer of PeopleFirst Finance, LLC, hereby certifies, that for the twelve months ending December 31, 1999:

         The Servicer performed all duties and obligations required pursuant to the Agreement.

PEOPLE FIRST FINANCE, LLC

W.R. Ellspermann
Chief Financial Officer